Exhibit 10.29

October 13, 2016

John Hall, CEO and President

PCS Link, Inc. d/b/a Greenwood & Hall

12424 Wilshire Boulevard, #1030

Los Angeles, California 90025

Re:	Payoff Confirmation Letter

Dear John:

Reference is made to the Amended and Restated Credit Agreement dated as of July 18, 2014 (as heretofore amended, restated, supplemented or otherwise modified, the "Loan Agreement"), by and among PCS Link, Inc., a California corporation d/b/a Greenwood & Hall ("Borrower"), Greenwood Hall, Inc., a Nevada corporation, and Opus Bank ("Bank"). All capitalized terms used in this letter agreement without definition shall have the respective meanings specified for such terms in the Loan Agreement.

Bank has been informed that Borrower intends to terminate the Loan Agreement with funds made available to Borrower from Moriah Education Funding ("New Lender") to satisfy the below defined Payoff Amount. This letter agreement shall remain in effect through and expire on the date that is the earlier of: (i) 24 hours after the effective date of the closing with New Lender, or (ii) October 14,2016 (each, a "Payoff Date").

Bank agrees that upon its receipt, by no later than 2:00p.m. (Pacific time) on the Payoff Date, of: (a) a fully executed copy of this letter agreement; (b) a fully executed copy of a common stock purchase warrant for 2,000,000 shares of Greenwood Hall, Inc.'s common stock on a fully diluted basis at a price of $0.10 per share issued by Greenwood Hall, Inc. to Bank, in form and substance satisfactory to Bank; (c) immediately available funds in an amount equal to $1,200,000 (the "Payoff Amount"); which shall first be applied to any existing over-advances in Borrower's deposit accounts maintained at Bank and the remainder to be applied to the then outstanding principal.

1.       Borrower's and Guarantor's respective obligations and indebtedness under the Loan Agreement and under the other Loan Documents (other than any warrant executed by Borrower in favor of Bank) will be satisfied in full and terminated, and Borrower and Guarantor will not be indebted to Bank under such Loan Documents (other than any warrant executed by Borrower in favor of Bank), in each case other than as set forth herein and other than with respect to the indemnification provision in Section 11.16 of the Loan Agreement;

2.       Bank's security interests, liens, and other encumbrances on Borrower and Guarantors in respect of the Loan Agreement (collectively, "Bank's Lien") shall be automatically terminated and released, and be of no further force or effect;

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3.       Bank shall promptly deliver to Borrower, the following: (a) all certificates delivered to Bank representing stock pledged by Borrower; (b) all chattel paper and other instruments or documents delivered to Bank; (c) Uniform Commercial Code releases and/or terminations and other terminations and intellectual property releases in form acceptable for recording, terminating all of Bank's Liens (d) all other collateral in respect of the Loan Agreement in the actual physical possession of Bank; and (e) reassignments of all assignments in favor of the Bank in form and substance satisfactory to Borrower; and

4.       New Lender and Borrower are authorized to file terminations of all financing statements filed by Bank naming Borrower or Guarantor as a debtor. Upon New Lender 's or Borrower's reasonable request from time to time, Bank will execute and deliver, at Borrower's expense and at no expense to Bank, such additional lien releases or terminations and such other items as may be necessary to effectively terminate any and all of Bank's Liens.

Payment of the Payoff Amount should be made by wire transfer to Opus Bank, via the following instructions:

Opus Bank

19900 MacArthur Blvd

Irvine, CA 92612

ABA: 122239270

Beneficiary: Special Credits Suspense.

Beneficiary Account No: 241048888

Swift Code: None

By their acceptance hereof, Borrower and Guarantor acknowledge and agree that Bank reserves all of its rights with respect to each automated clearinghouse (ACH) transfer and each check and other instrument or payment item (such ACH transfers , checks, instruments or other payment items being, collectively, "Payment Items") received by Bank from Borrower or any of Borrower's account debtors prior to receipt of the Payoff Amount for which Bank has credited the amount of all such Payment Items to Borrower's account but has not yet received full and final credit or payment thereof.

Borrower and Guarantor further acknowledge and agree that Borrower and Guarantor shall remain obligated for: (a) the amount of any check or other collection item that was conditionally applied to the obligations under the Loan Documents but which is hereafter dishonored or otherwise subject to avoidance; and (b) Borrower 's and Guarantor's indemnification obligations pursuant to Section 11.16 of the Loan Agreement (collectively, the "Contingent Obligations"). Borrower and Guarantor shall reimburse and pay to Bank, promptly after Bank's demand therefor, made at any time, in immediately available funds, the amount of any Contingent Obligations and New Lender's obligations to make such payment shall not be conditioned upon any prior demand upon Borrower or Guarantor by Bank.

Borrower and Guarantor acknowledge that the Payoff Amount is due and owing pursuant to the Loan Documents. If, for any reason , any of the Payoff Amount or any other amounts applied by Bank to payment of the obligations under the Loan Documents is voided or rescinded or must otherwise be returned by Bank as a result of Borrower's or Guarantor's insolvency, bankruptcy or otherwise, Borrower and Guarantor acknowledge and agree that the Loan Documents, and the respective obligations and liabilities thereunder, shall be reinstated to that extent.

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Notwithstanding anything herein to the contrary, Borrower and Guarantor acknowledge and agree that each warrant executed by Borrower in favor of Bank whether now existing or hereafter executed (including, without limitation, (i) the warrant executed and delivered in connection with the Third Amendment, Waiver and Ratification dated September 15, 2015 exercisable for 1,200,000 shares of common stock of Greenwood Hall, Inc. at a per share price as provided in that warrant agreement, and (ii) the warrant to be executed and delivered in connection with this letter agreement for 2,000,000 shares of Greenwood Hall, Inc. common stock on a fully diluted basis at a price of $.10 per share, as each such warrant may be amended in accordance with the terms set forth therein), shall remain in full force and effect and Borrower's obligations pursuant to such warrant shall not be terminated or modified by this letter agreement.

GENERAL RELEASE:

By their signatures below, Borrower and Guarantor: (a) confirm their consent to the foregoing, (b) acknowledge that Bank has no further obligations or liabilities to Borrower or Guarantor upon Bank's receipt of the Payoff Amount, except in releasing and returning all collateral in accordance with the terms of this letter agreement, and (c) hereby remises, releases, acquits, satisfies and forever discharges Bank, its agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of Bank, of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, against Bank, their agents, employees, officers, directors, attorneys and all persons acting or purporting to act on behalf of or at the direction of Bank ("Bank Releasees"), for, upon or by reason of any matter, cause or thing whatsoever through the date hereof. Without limiting the generality of the foregoing, Borrower and Guarantor each waive and affirmatively agree not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest any conduct of Bank or other Releasees on or prior to the date hereof.

By its signature below, Bank: (a) confirms its consent to the foregoing, (b) acknowledges that Borrower and Guarantor each have no further obligations or liabilities to Bank upon Bank's receipt of the Payoff Amount, except for the Contingent Obligations, and (c) hereby remises, releases, acquits, satisfies and forever discharges Borrower and Guarantor, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of Borrower or Guarantor, of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, against Borrower or Guarantor, their agents, employees, officers, directors, attorneys and all persons acting or purporting to act on behalf of or at the direction of Borrower or Guarantor ("Borrower/Guarantor Releasees"), for, upon or by reason of any matter, cause or thing whatsoever through the date hereof. Without limiting the generality of the foregoing, Bank waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights it does, shall or may have as of the date hereof, including, but not limited to, the rights to contest any conduct of Borrower or Guarantor or other Borrower/Guarantor Releasees on or prior to the date hereof, except related to the Contingent Obligations.

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Each of the parties hereby waives California Civil Code § 1542, which provides: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR." On the date hereof, each of the parties also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or country in the world, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542.

MISCELLANEOUS:

THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

All other documents and legal matters in connection with the transactions contemplated by this letter agreement shall be reasonably satisfactory in form and substance to Bank and its counsel.

This letter agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same letter agreement.

The offer contained in this letter agreement shall be effective and expire and be of no further effect until 2:00 P.M. (Pacific Time) on the date that is the earlier of: (i) 24 hours after the effective date of the closing of the transaction with New Lender, or (ii) October 14, 2016, if Bank does not receive the Payoff Amount, a fully executed copy of this letter, the aforementioned warrant and evidence of the repayment of all over-advances each on the terms set forth herein.

[Signature pages follow}

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IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be executed and delivered by their duly authorized officers as of the date first set forth above.

Very truly yours,

OPUS BANK, as Bank

By:	/s/ Allan Howard
Printed Name: Allan Howard
Its: Vice President, Special Credits

Payoff Confirmation Letter

Acknowledged and agreed:

PCS LINK, INC., d/b/a GREENWOOD &

HALL, as the Borrower

By:
Printed Name: John Hall
Its: ChiefExecutive Officer

GREENWOOD HALL, INC.,

as the Guarantor

By
Printed Name: John Hall
Its: ChiefExecutive Officer

JOHN R. HALL III

as the Guarantor

By:
Printed Name: John Hall
Its: an individual

Payoff Confirmation Letter